Company Contact:	Investor Relations Contact:
Mr. Colman Cheng, Chief Financial Officer	Mr. Crocker Coulson, President
China Nutrifruit Group Limited	CCG Investor Relations
Tel:+ 852 9039 8111	Tel: +1-646-213-1915 (NY office)
Email: zsj@chinanutrifruit.com	Email: crocker.coulson@ccgir.com
Website: www.chinanutrifruit.com	Website: www.ccgirasia.com

Linda Salo, Account Manager
Email: linda.salo@ccgir.com
Tel: +1- 646-922-0894 (New York office)

FOR IMMEDIATE RELEASE

China Nutrifruit Group Limited Announces First Quarter Fiscal Year
2012 Results

  Affirms FY 2012 Guidance

Daqing, Heilongjiang Province, China – August 15, 2011 China Nutrifruit Group Limited (NYSE Amex: CNGL) (“China Nutrifruit” or “the Company”), a leading producer of premium specialty fruit based products in China (“PRC”), today announced its financial results for the first quarter fiscal year 2012, ended June 30, 2011.

First Quarter Fiscal Year 2012 Highlights and Recent Events

  Net sales increased 6.9% year-over-year to $10.3 million
  Gross profit increased 16.4% year-over-year to $4.8 million, with gross margin of 46.6%
  Operating earnings rose 11.9% year-over-year to $2.7 million, with operating margin of 26.4%
  Net income increased 0.4% year-over-year to $1.8 million, or $0.04 per diluted share
  In June 2011, the Company filed an application with the SEC to withdraw its registration statement on Form S-1 for the proposed Taiwan Depositary Receipt offering and withdraw its application for listing on the Taiwan Stock Exchange

“Historically, we experience modest growth in net sales and profitability in our first fiscal quarter as we primarily engage in selling remaining inventory from the prior year production season. At the end of the first quarter of fiscal 2012, we sold through most of our inventory position. During the quarter, our newly introduced seabuckthorn and blackcurrant glazed fruit products continued to benefit from strong market demand and as a result, we recorded a 6.9% year-over-year increase in net sales, demonstrating our strong capability in diversifying our product portfolio,” commented Mr. Yu Changjun, Chairman and CEO of China Nutrifruit. “On the operational level, due to our continued efforts to implement cost control measures, we recorded 3.8 percentage points year-over-year growth in our gross margin. Due to our solid market position, coupled with our product diversification and capacity expansion initiatives, we expect to achieve strong revenue and net income growth in fiscal year 2012,” added Mr. Yu.

First Quarter Fiscal Year 2012 Results

Net sales for the first quarter of fiscal year 2012 increased 6.9% to $10.3 million, from $9.6 million in the same quarter of fiscal 2011. Sales growth during the quarter was primarily due to increased sales volume of glazed fruit products. The Company’s recently introduced seabuckthorn and blackcurrant glazed fruit and concentrate juice products accounted for approximately 19.1% of the total sales during the quarter.

In the first quarter of fiscal year 2012, net sales from concentrated juice products, which accounted for 50.5% of total net sales, were $5.2 million, up slightly from $5.0 million, or 52.3% of total net sales, in the same quarter of fiscal year 2011. Net sales from glazed fruit products reached $3.8 million, contributing 37.2% of net sales, up 119.2% as compared to $1.7 million, or 18.2% of total net sales in the same period of prior year. Sales of concentrate pulp products were $1.0 million, or 9.7% of total net sales, down 56.5% compared to $2.3 million in the same period in fiscal year 2011. Net sales of concentrate pulp decreased as the Company ceased cooperation with one of two OEM factories in this quarter due to changes in the factory’s business operations. In fiscal year 2012, the Company made a strategic decision to replace this relationship with another OEM concentrate pulp manufacturer that consistently meets the Company’s stringent quality requirements. Sales from nectar were $0.3 million, or 2.6% of total net sales, down 52.3% from $0.6 million, or 5.8% of total net sales in the first quarter of fiscal 2011.

Gross profit for the first quarter of fiscal year 2012 increased 16.4% to $4.8 million from $4.1 million for the same period a year ago. Gross margin was 46.6% for the first quarter of fiscal year 2012, up from 42.8% in the year ago period. The increase in gross margin was mainly due to significant increase in sales volume of higher margin glazed fruit products. Gross margin on glazed fruit products rose to 54.9% from 49.8% a year ago. In contrast, gross margin of concentrate pulp products, nectar and concentrate juice were 23.6%, 67.3% and 43.8% compared to 25.5%, 69.3% and 45.3%, respectively, in the first quarter of fiscal year 2011.

In the first quarter of fiscal year 2012, selling, general, and administrative expenses were $2.1 million, up 22.8% from the same period last fiscal year. Selling expenses were $0.4 million, or 4.0% of net sales, down 29.8% compared to $0.6 million, or 6.1% of net sales, in the first quarter of fiscal year 2011. As a percentage of net sales, decline in selling expenses was mainly due to the Company’s well established relationships with existing distributors who continued to place repeat orders with higher volume, resulting in lower sales related travel expenses.

General and administrative expenses were $1.7 million, or 16.2% of net sales, up 50.7% from $1.1 million, or 11.5% of net sales a year ago. The increase in general and administrative expenses was mainly attributable to increase in professional expenses related to the Company’s proposed Taiwan Deposit Receipt offering in Taiwan which was withdrawn in June 2011. In addition, the increase in payroll expenses also contributed to the increase in general and administrative expenses for the quarter.

Operating earnings in the first quarter of fiscal year 2012 were $2.7 million compared to $2.4 million in the comparable period last fiscal year. Operating margin for the quarter improved to 26.4%, up from 25.2 % a year ago.

Provision for income taxes for the quarter was $0.9 million compared to $0.7 million a year ago. The Company’s effective tax rate was 33.9% for the first quarter fiscal year 2012 compared to 27.1% for the same period last year.

Net income in the first quarter of fiscal year 2012 was $1.8 million, or $0.04 per diluted share, up slightly compared to the same period last fiscal year. The calculation of diluted earnings per share for the first quarter of fiscal 2011 is based on 36.9 million weighted average shares outstanding compared to 36.7 million in the same quarter of fiscal 2011.

Financial Condition

As of June 30, 2011, China Nutrifruit had $57.2 million in cash and equivalents, $10.8 million in current liabilities with no long-term debt and working capital of $53.1 million. Shareholders’ equity was $96.4 million as of June 30, 2011, up from $93.3 million as of March 31, 2011.

The Company generated $11.5 million net cash from operating activities, compared to cash used in operating activities of $5.8 million in the same period fiscal year 2011. The Company used $0.6 million and $4.1 in prepayment for purchase of property and equipment for the upgrade of glazed fruit and concentrate juice production lines and the construction of the Company’s new concentrate paste facility in Zhaoyuan respectively, which is scheduled to begin operations in late August 2011.

Subsequent Events

  On July 25, 2011, the Company commenced the fiscal year 2012 production season.
  In July 2011, the Company completed technological upgrades to glazed fruit production lines in Daqing and completed installation of additional processing equipment at concentrate juice production lines in Mudanjiang, increasing annual concentrate juice production capacity by 50% to reach 9,000 tons.
  In August 2011, the Company relocated its headquarters to Daqing Hi-Tech Industrial Development Zone, Daqing, Heilongjiang, China.

Business Outlook

“We are pleased to begin fiscal year 2012 with a strong cash flow position to support our production season and numerous new product development and capacity expansion initiatives. During our production season this year, we expect to introduce several new products, including fruit and vegetable powder products, concentrate paste products, golden berry dried fruits, and cherry tomato glazed fruits products. In addition, with our recent technological upgrades to our glazed fruit production lines in Daqing and installation of additional processing equipment at concentrate juice production lines in Mudanjiang, we have successfully increased our annual concentrate juice production capacity by 50% to reach 9,000 tons. We also expect to benefit from increased operational efficiency following these upgrades,” said Mr. Yu. “As we are currently in the process of engaging another OEM factory, a process that may take several months, we expect concentrate pulp products to contribute less to our overall sales for the time being.”

“In light of these initiatives and updates, we remain confident in our ability to achieve our financial guidance for fiscal year 2012, with revenue of approximately $110 million to $113 million and net income of approximately $29 million to $30 million,” concluded Mr. Yu.

Conference Call Information

Management will conduct a conference call at 9:00 a.m. Eastern Time on Monday, August 15, 2011, to discuss financial results for the first quarter fiscal year 2012, ended June 30, 2011.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial +1-706-643-0585. The conference ID number for the call is 89319601.

If you are unable to participate in the call at this time, a replay will be available for fourteen days starting from Monday, August 15, 2011 at 12:00 noon Eastern Time. To access the replay, dial 855-859-2056. International callers should dial +1-404-537-3406. The conference ID number for the replay is 89319601.

About China Nutrifruit Group Limited

Through its subsidiaries Daqing Longheda Food Company Limited and Daqing Senyang Fruit and Vegetable Food Technology Company Limited, China Nutrifruit, is engaged in developing, processing, marketing and distributing a variety of food products processed primarily from premium specialty fruits grown in Northeast China, including golden berry, crab apple, blueberry, seabuckthorn, blackcurrant and raspberry. Its processing facility possesses ISO9001 and HACCP series qualifications. Currently, the Company has established an extensive nationwide sales and distribution network throughout 18 provinces in China. For more information, please visit http://www.chinanutrifruit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act"”). Such statements include, among others, those concerning our expected financial performance in fiscal year 2012, new products, our new facility, technical update and capacity expansion, and its expected impact on the Company’s business and financial performance, our expectations regarding the market for our existing products and new products, our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results of the Company to differ materially from those anticipated, expressed or implied in the forward-looking statements. The words “believe,” “expect,” “anticipate,” “project,” “targets,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Risks and uncertainties that could cause actual results to differ materially from those anticipated include risks related to new and existing products; any projections of sales, earnings, revenue, margins or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding future economic conditions or performance; uncertainties related to conducting business in China; any statements of belief or intention; any of the factors mentioned in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended March 31, 2011, and other risks and uncertainties mentioned in our other reports filed with the Securities and Exchange Commission. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

–Financial Tables Follow –

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Stated in US Dollars)

	Three months ended
	June 30,
	2011	2010
Net sales	$10,293,165	$9,628,256
Cost of sales	(5,498,693)	(5,509,124)
Gross profit	4,794,472	4,119,132
Selling expenses	(410,321)	(584,508)
General and administrative expenses	(1,665,890)	(1,105,724)
Operating earnings	2,718,261	2,428,900
Other income (expenses)
Interest expense	(56,175)	-
Other income	61,000	30,472
Total other income (expenses)	4,825	30,472
Earnings before income taxes	2,723,086	2,459,372
Provision for income taxes	(922,521)	(665,866)
Net earnings	1,800,565	1,793,506
Other comprehensive income (loss)
Foreign currency translation	1,351,305	(68,850)
Comprehensive income	$3,151,870	$1,724,656
Earnings per share
Basic	$0.04	$0.04
Diluted	$0.04	$0.04
Weighted average number of common stock outstanding
Basic	36,915,762	36,670,809
Diluted	36,915,762	36,774,433

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	June 30,	March 31,
	2011	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$57,203,552	$43,542,075
Trade receivables, net of allowance	4,935,306	12,476,652
Inventories, net	1,778,532	6,419,152
Prepayments and deposits	6,584	264,878
Other current assets	1,548	1,527
Total current assets	63,925,522	62,704,284
Property and equipment, net	20,074,827	20,312,005
Prepayments and deposits	14,788,791	10,983,404
Construction in progress	7,409,487	5,915,395
Deferred tax assets	868,538	909,879
Land use rights, net	189,222	188,199
TOTAL ASSETS	$107,256,387	$101,013,166

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other payables and accrued expenses	$2,220,488	$3,312,525
Bank borrowings	7,739,938	-
Due to a director	-	946,550
Trade payables	3,406	130,276
Income taxes payable	868,501	3,351,631
Total current liabilities	10,832,333	7,740,982
TOTAL LIABILITIES	10,832,333	7,740,982

Commitments and Contingencies

Shareholders' equity
Preferred stock Authorized: 5,000,000 shares, par value $0.001 Issued and outstanding: 330,860 shares as at June 30, 2011; (330,860 as at March 31, 2011)	331	331
Common stock Authorized: 120,000,000 shares, par value $0.001 Issued and outstanding: 36,915,762 shares as at June 30, 2011; (36,915,762 shares as at March 31, 2011)	36,916	36,916
Additional paid-in-capital	36,492,566	36,492,566
Statutory reserves - restricted	6,850,422	6,850,422

Accumulated other comprehensive income	5,302,736	3,951,431
Retained earnings	47,741,083	45,940,518
TOTAL SHAREHOLDERS’ EQUITY	96,424,054	93,272,184
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$107,256,387	$101,013,166

CHINA NUTRIFRUIT GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Stated in US Dollars)

	Three months ended
	June 30,
	2011	2010
Operating activities:
Net earnings	$1,800,565	$1,793,506
Adjustments to reconcile net earnings to net cash used in operating activities
Depreciation and amortization	733,152	428,358
Benefit for deferred income taxes	41,341	39,027
Changes in operating assets and liabilities:
Trade receivables, net	7,679,698	3,972,796
Inventories	4,708,285	3,903,808
Prepayments and deposits	258,522	(13,699,845)
Other current assets	-	45,527
Trade payables	(128,092)	(29,557)
Income taxes payable	(1,122,369)	(1,795,453)
Other payables and accrued expenses	(2,518,182)	(451,846)
Net cash provided by (used in) operating activities	11,452,920	(5,793,679)

Investing activities:
Prepayment for property and equipment	(3,635,316)	-
Addition to construction in progress	(1,405,063)	(3,503,536)
Net cash used in investing activities	(5,040,379)	(3,503,536)

Financing activities:
Proceeds from new bank borrowings	7,704,160	-
Amount due to a director	(955,316)	-
Net cash provided by financing activities	6,748,844	-

Increase (decrease) in cash and cash equivalents	13,161,385	(9,297,215)

Effect of exchange rate on cash and cash equivalents	500,092	(36,254)

Cash and cash equivalents at beginning of the period	43,542,075	35,994,443

Cash and cash equivalents at end of the period	$57,203,552	$26,660,974

Supplemental disclosure of cash flows information:
Cash paid for:
Income taxes	$3,405,651	$2,422,292
Interest	$56,175	$-

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